For Release    Immediate

Contacts (News Media) Mark Lubbers, EVP, External Relations 317.817.4418 (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893





                         Conseco announces 1Q01 earnings

     Indianapolis, Ind.: April 24, 2001 - The attached "NEW Conseco Memo #11" from Conseco CEO Gary C. Wendt was posted on Conseco's web site for shareholders and/or electronically distributed to them today.

                                     -more-

                                NEW Conseco Memo
                                       #11


To:      Conseco Shareholders

From:    Gary Wendt

Date:    April 24, 2001

Re:      1st Quarter Earnings


                                   Hello 2001

     The short story on our 1st Quarter earnings is:
          1)  we came in at the high end of our earnings target: 16(cent);
          2)  we have a one-time gain from the sale of the riverboat;
          3)  we further strengthened the balance sheet;
          4) the net effect of items 2 and 3 add 7(cent)to 1st quarter earnings; and
          5) our productivity and cost savings initiatives are starting to bloom.

     First, a reminder about the NEW Conseco. We are building shareholder value by running the businesses, not via acquisition which was the "old" Conseco. We are focused on building management systems and processes to engineer earnings growth through active management of the businesses. Even the little acquisition we announced this week was exclusively aimed at this objective. ExlService will give us the tools and talent to improve the quality and productivity of our customer service and backroom activities, as well as provide a stand-alone new business serving 3rd party customers.

          The appropriate depiction of Conseco, as we now will run it!

               A Group of                                               Finance Co.
             Insurance Cos.                                         -------------------
             --------------

             Strengths                                              Strengths
             ---------                                              ---------
                                                  Building          . Disciplined credit risk and
             . Valuable distribution            Shareholder           pricing philosophies
                 . #1 in agent-produced           Value By          . 30% market share in
                   medicare supplement          Focusing on           manufacturing housing
                   insurance                       Middle           . Growing position in less
                 . #2 in long-term care           America             competitive  home equity market
                   insurance                                        . Sophisticated target marketing
                 . #3 in equity-indexed                               and segmentation
                   annuities
             . Solid RBC (2.59x at 9/30/00)
             . Highly liquid investment-grade
               portfolio
                                                 Holding Co.
                             ---------------------------------------------------
                             . Manage down debt
                             . Provide supervision, support and assistance to business units
                             . Provide information to various audiences

                                    - more -

                                                                     Conseco (2)
                                                                  April 24, 2001

1st Quarter Earnings

     In our earnings guidance for 2001, we set a first quarter target for operating earnings from continuing operations of 13 to 16 cents per share. Our first quarter actual was $54.0 million, 16 cents per common share.

                                     Chart 1
                    1st Quarter 2001 Earnings from Operations
                 (Dollars in millions, except per share amounts)


                                                                                   Full Year
                                         Q1 '00     Q2 '00     Q3 '00     Q4 '00     2000     Q1 '01
                                         ------     ------     ------     ------     ----     ------
Insurance and fee based                  $ 185.3    $ 186.1    $ 220.1    $ 226.6   $ 818.1   $ 203.2
Finance                                     35.8       28.0       40.0       53.0     156.8      63.6
                                         -------    -------    -------    -------   -------   -------
    Subtotal                               221.1      214.1      260.1      279.6     974.9     266.8

Corporate                                 (132.0)    (136.3)    (151.6)    (172.5)   (592.4)   (138.3)
                                         -------    -------    -------    -------   -------   -------

Pre-tax                                     89.1       77.8      108.5      107.1     382.5     128.5

Taxes @ 36.00%                              33.6       28.8       39.9       39.3     141.6      47.7
                                         -------    -------    -------    -------   -------   -------

    Total after-tax pre-goodwill            55.5       49.0       68.6       67.8     240.9      80.8


Goodwill                                   (24.8)     (26.4)     (27.8)     (26.7)   (105.7)    (26.8)
                                         -------    -------    -------    -------   -------   -------

    Operating earnings                   $  30.7    $  22.6    $  40.8    $  41.1   $ 135.2   $  54.0
                                         =======    =======    =======    =======   =======   =======
Per share
      Pre-goodwill                       $  0.17    $  0.15    $  0.21    $  0.21   $  0.74   $  0.23

      Post-goodwill                      $  0.10    $  0.07    $  0.12    $  0.13   $  0.42   $  0.16


     First quarter operating income (pre taxes and goodwill) from all operations was $266.8 million, up 21% over 1Q00. Although Insurance segment earnings were up nicely in this same period comparison, the strength of our operating earnings growth is in the Finance Company. We have explained this phenomenon at length over the past few months, including why this trend will continue over the next several years. Additionally, we benefited from lower interest rates on our floating rate bank debt.

     First quarter operating income (pre taxes and goodwill) from the Insurance segment was up 10% over 1Q00 but down 10% over 4Q00, as anticipated due to the seasonal nature of both sale of insurance products and mortality and morbidity experience. It is worth noting that total collected premium in the first quarter, excluding variable annuities, increased 7% over 4Q00.

     In our Finance Company, first quarter operating income (pre taxes and goodwill) was up 78% over 1Q00 and up 20% over 4Q00.

     Total operating earnings from continuing operations was $54.0 million for the quarter, up 76% over 1Q00 and up 31% over 4Q00.

     With our claims paying rating from A.M.Best restored to the A- (Excellent) category, we are seeing significant sales growth momentum in several key insurance lines. Our Bankers Life SBU had double digit growth in new sales over 1Q00 in all three key lines of business: Medicare supplement insurance is up 28%, long term care insurance is up 13% and life insurance is up 29%. Medicare supplement insurance sales were also up strongly in our Supplemental Health SBU with the introduction of a new product boosting sales more than 10% over 4Q00. In our Life Insurance SBU, 1st quarter new sales were up 13% over 4Q00. This reverses the quarterly sales declines experienced in 2000 due to the loss of our A.M.Best A- (Excellent) rating for 7 months in 2000.

                                    - more -

                                                                     Conseco (3)
                                                                  April 24, 2001


     One of the challenges in the insurance group was in the Retirement Services SBU, which houses the bulk of our annuity operations. Compared to 1Q00, sales here were down 37%, (although down only 16% over 4Q00). In large measure, this is an industry phenomenon with indexed and variable annuities suffering due to stock market performance over the last several months. Over the past 5 years, Conseco has been the #1 writer of equity-indexed annuities. New product introductions that are responsive to a more volatile stock market are showing promising early results. On a more positive note, we saw an increase in non-indexed fixed annuity sales in the period.

     In the Finance Company, the improvement in earnings was driven by the natural shift from off-book (gain-on-sale) to on-book receivables. Positive operating trends included growth in on-balance-sheet receivables, expanding net interest margins, and improving credit quality. Additionally, we are realizing savings from the cost cutting actions taken last summer.

     Loan originations from Finance Company continuing businesses were $2.2 billion for the quarter compared to $2.4 billion in 4Q00. As intended, they are half of originations in 1Q00, reflecting our decision to slow the receivables growth in the Finance Company so we can generate cash to pay down debt.

     Manufactured Housing retail originations were $514.1 million for the quarter compared to $625.9 million in 4Q00. Floorplan first quarter 2001 originations of $462.8 million were $175 million lower than 4Q00. The reductions in both these products were expected and are due to the roughly 20% drop in quarter over quarter industry shipments.

     Mortgage Services loan originations increased 13% over 4Q00, from $499.4 million to $563.7 million. This was due to continued focus and productivity improvements within our sales channel.

     We continue to experience favorable spreads within our key Manufactured Housing and Home Equity receivables product lines. The spread on our manufactured housing securitization during the quarter was 6.13% which is 36 bps wider than our 4Q00 securitization and 189 bps better than 1Q00 securitization. Spreads within our Home Equity business also continue to expand. Our 1Q01 securitization achieved a 7.35% spread, which is 33 bps higher than 4Q00 and 104 bps higher than 1Q00's securitization. These positive trends in spread will strengthen future profitability.


                                                                Securitization Spreads

                               Manufactured Housing Spreads                                 Mortgage Services Spreads
                               ----------------------------                                 -------------------------

                    1998    1999   CFC 2000-5    CFC 2000-6   CFC 2001-1      1998     1999     HE-2000-D     HE-0000-F    HE-2001-A
                    ----    ----   ----------    ----------   ----------      ----     ----     ---------     ---------    ---------

Customer Rate:      9.50%   9.94%    11.85%        12.48%      12.74%         11.44%   11.50%     12.78%        12.88%      12.84%
COF:                6.68%   7.51%     8.36%         7.76%       7.55%          6.67%    7.67%      8.78%         8.06%       7.59%
                    ----    ----      ----          ----        ----           ----     ----       ----          ----        ----
ABS Spread:         2.82%   2.43%     3.49%         4.72%       5.19%          4.77%    3.83%      4.00%         4.82%       5.25%
Net pts/prem Yield:  .61%   1.05%     1.21%         1.05%        .94%           .73%    1.27%      2.05%         2.20%       2.10%
                    ----    ----      ----          ----        ----           ----     ----       ----          ----        ----
TOTAL SPREAD:       3.43%   3.48%     4.70%         5.77%       6.13%          5.50%    5.10%      6.05%         7.02%       7.35%

          Note:  COF assumes retained certificates issued at market yield for all periods.

               Improved Pricing Leverage in Difficult Environment


                                     -more-

                                                                     Conseco (4)
                                                                  April 24, 2001

     Net interest margin within our continuing Finance Company businesses improved $11.4 million or 17 bps over 4Q00 and was up over $81 million from 1Q00. The growth in margins is being experienced across all of our Finance Company business lines with particular expansion occurring within manufactured housing and mortgage services.

     As we noted late last year, although we intend to only slowly grow our on-book receivables, we will attempt to leverage our market leadership to generate the sale of whole loans for additional fee income. We generated $8.9 million in income during the quarter from the sale of whole loans.

     Provision for loan losses of $121.4 million increased slightly over 4Q00 amount of $120.2 million, while doubling 1Q00's amount of $58.6 million. The first quarter provision expense was positively impacted by our reduction in manufactured housing delinquency. Manufactured Housing managed 60+ delinquency of 1.96% decreased 24 bps from the 12/31/00 level of 2.20%, and balances in all delinquency categories are significantly less than they were at year-end 2000.


                                    Chart 2
                               MHD - Delinquency

                                               (Decrease)
                                                 12/00
                                  03/01         vs. 3/01
                                  -----         --------

30 Days Delinquent
$000's                           $286,771     $(160,527)

$%                                  1.12%          (.61)%

60+ Days Delinquent
$000's                           $501,436      $(67,505)

$%                                  1.96%         (.24)%


     You should also know that we believe our repo inventory peaked in March. The level of "incurs" in the first quarter has dropped 12.4% over 4Q00, and we continue to project decreases in the months to come. We now have 30 contractually exclusive or owned lots and over 1000 dealers aiding us in our disposition efforts. Approximately 200 of these dealers exclusively sell our repo inventory. As I have noted in previous Memos, we are dedicated to getting the highest possible recovery rate on our repo inventory. Several of our competitors are relieving their repo inventory by selling most of their units wholesale. 75% of our repo disposition is retail. This approach has resulted in a 170 basis point improvement in recovery rates from January to March 2001 and helped us hold average recovery rates right at 46% from 4Q00 to 1Q01.




                                     Chart 3
                       Manufactured Housing Repossessions



                                                                                Actual       Forecast
                                       1Q00          4Q00         1Q01           2000         2001
                                       ----          ----         -----          ----         ----

Repos incurred
  during period                        5,506         9,656         8,452        28,466        26,433
Repo Sales                             5,900         6,154         6,596        23,641        27,800
Inventory at period end                6,863        11,967        13,790        11,967        10,600
Recovery rate                          47.9%         45.8%         45.9%         47.0%         46.0%


                                     -more-

                                                                     Conseco (5)
                                                                  April 24, 2001

Non-operating items
-------------------

     The chart below summarizes the special items. The largest item is the one-time gain resulting from the sale of Conseco's stake in the Argosy Gaming riverboat, an after-tax gain of $122.6 million. The net effect of the riverboat sale and all charges is $25.9 million or 7 cents per share for the quarter.

                                     Chart 4
                      Special Items, Net of Taxes - 1Q2001
                              (Dollars in millions)

                                                                                 Amount          Per Share
                                                                                 ------          ---------

1.   Gain on sale of riverboat                                                   $122.6           $  0.33
                                                                                 ------           -------

2.   Legacy items:
     a.TeleCorp value change                                                      (17.5)            (0.05)
     b.Interest-only securities revaluation                                        (5.0)            (0.01)
     c.Tax adjustments                                                             15.4              0.04
                                                                                 ------           -------
           Sub-total of legacy items                                               (7.1)            (0.02)
                                                                                 ------           -------

3.   Discontinued operations:
     a.Operating loss                                                              (5.1)            (0.01)
     b.Writedown of receivable and settlement of lawsuit                           (5.5)            (0.02)
                                                                                 ------           -------
           Sub-total of discontinued operations                                   (10.6)            (0.03)
                                                                                 ------           -------


4.   Realized losses from investments:
     a.Net realized losses from investments                                       (24.4)            (0.07)
     b.Private equity investment portfolio revaluation                            (34.7)            (0.09)
                                                                                 ------           -------
           Sub-total of realized losses                                           (59.1)            (0.16)
                                                                                 ------           -------

5.   Organizational restructuring:
     a.Severance benefits                                                          (9.8)            (0.03)
     b.Office closings and sale of artwork                                         (4.4)            (0.01)
     c.Loss related to sale of certain finance receivables                         (5.7)            (0.01)
                                                                                 ------           -------
           Sub-total of organization restructuring                                (19.9)            (0.05)
                                                                                 ------           -------

           Total credits                                                          (96.7)            (0.26)
                                                                                 ------           -------

           Grand total of special items                                          $ 25.9           $  0.07
                                                                                 ======           =======


     As you can see, our "legacy" charges this quarter are small by comparison to the previous two quarters. Two points are worth special attention here. First, the interest-only (IO) assets have been the subject of much speculation and considerable rumor over the past several months; this quarter we took a $5 million after tax charge. You should know, however, that of the 90-some IO pools, each with its own set of assumptions and economic modeling, only 29% performed adverse to plan this quarter. The balance, 71%, performed equal to or better than plan by $38 million. Under GAAP accounting rules, however, we are required to take any charge when performance is worse than assumed. BUT performance better than plan is recognized over the life of the pool as an adjustment to yield. This is one of the anomalies of gain-on-sale accounting that you have heard us discuss at length.

                                     -more-

                                                                     Conseco (6)
                                                                  April 24, 2001

     Once again you see that our Telecorp (TLCP) asset is subject to market volatility. The price of this investment was down at the end of March. We have marked it down to $12.29 per share. Yesterday's closing price was $14.90 making our 17.2 million shares worth approximately $45 million more than the first quarter valuation. We will continue to see this item bounce around until we conclude our sale of these shares.

     The discontinued operations category is our major medical business, which we intend to sell.

     We recognized net investment losses of $24.4 million on sales of investments, principally fixed maturity securities. These securities were sold in response to changes in the investment environment that created opportunities we believe will enhance the total return of the investment portfolio.

     Additionally, we are taking an after-tax charge of $34.7 million for the value of our private equity investment portfolio. Several financial service companies have taken similar charges in recent days. We have decided to sell several of these investments and in keeping with generally accepted accounting principles, are recognizing the loss when that decision is made. With respect to the assets we are holding, if the market recovers for these non-public investments, our future earnings could be positively impacted.

     Finally, with respect to the restructuring charges ($14.2 million after-tax), these are for accruals related to (1) moving 2000 customer service and backroom processing jobs to India over the next 21 months; (2) the further reduction of our workforce by 1000 positions; and (3) closing unutilized space and selling unneeded artwork and furniture. Job actions were communicated to our employees nationwide this past week. As we have emphasized for the past several months, it is imperative for our business units to improve their productivity and the quality of their customer service. This is THE SINGLE MOST IMPORTANT task for NEW Conseco in 2001.

     Each business unit is attacking these issues individually. But we are providing leadership in this process from our corporate staff. Mike Borom, who you will recall is one of the "Restoration Activists who helped us market non-core assets last year, is leading a "Cost-Out" team, looking for ways to immediately reduce costs without impairing customer service. We hope to realize $50 million in savings this year from Mike's activities.

     More important to our long term profitability, Ruth Fattori is leading our Process Excellence efforts - our implementation of the Six Sigma methodology. I believe it is fair to say that Ruth has been overwhelmed with the opportunities for profit improvement here at Conseco. As I have said to you before, the old Conseco model for building shareholder value made running the businesses a secondary activity. Instead, acquisition was the profit driver. Ruth is experiencing the pent up demand for productivity improvement.

     In her brief three months with us, she is off to a fast start. She has already initiated 31 projects that promise $8 million in annual profit enhancement, with another 25 projects identified. The culture is already starting to change as Ruth trains the first recruits in our Process Excellence army. So far, 208 senior executives have been been through the week-long intensive Champion training. They are now positioned to support -- to champion - the project teams. Leading the first project teams will be 21 "Master Black Belts" who are well into their 8 weeks of extensive training in the Six Sigma process. Each one of them will lead teams of 10 "Black Belts" and will be responsible for producing $5 million in productivity gains each. Those 21 teams times $5 million per team will generate $100 million in annualized profit enhancement over the next year. We anticipate realizing $25 million from these efforts in 2001.

     By far the largest single productivity and customer service quality project is our movement of 2000 customer service and backroom positions to India. We will not over-reduce, but build higher quality into our customer service operations - an absolute must in an increasingly competitive financial services market.

                                     -more-

                                                                     Conseco (7)
                                                                  April 24, 2001

     The jobs that we are moving to India are not highly coveted in the US, as is evidenced by our 30%+ average annual turnover rate in these jobs. In some areas, turnover is above 40% per year. It is simply not possible to ever reach a high quality plateau when 3 of every ten employees leave each year and the average length of service is less than three years. In India, these are highly coveted jobs. They will be staffed almost exclusively by college graduates. And at the same time as quality goes up, our cost for these operations will be reduced by more than 40%. As I said, we can't move fast enough.

     Yes, we're off to a good financial start in 2001, but, more importantly, we're off to a start in improving productivity and customer service, which is an essential element in building long-term SHAREHOLDER VALUE!

     While it won't influence profits much either way, we intend to lead the productivity movement by example. Consequently, we are selling the artwork and antique furniture acquired by previous management. Also, we have decided to dramatically reduce our private plane fleet from six to three over the next few months. This alone will save $3 million per year in operating expenses.

                                     -more-

                                                                     Conseco (8)
                                                                  April 24, 2001

Conseco, Inc. (NYSE: CNC)                                                                                     Quarter Ended
Financial Highlights                                                                                            March 31:
                                                                                                            ---------------
                                                                                                            2001       2000
---------------------------------------------------------------------------------------------------------------------------
Consolidated income analysis (in millions)
Operating earnings from continuing operations
   before goodwill amortization and taxes:
     Insurance and fee-based segment operating earnings                                                    $203.2     $185.3
     Finance segment operating earnings                                                                      63.6       35.8
----------------------------------------------------------------------------------------------------------------------------
       Subtotal                                                                                             266.8      221.1
----------------------------------------------------------------------------------------------------------------------------
Holding company activities:
   Corporate expenses, less charges to subsidiaries for services provided                                     8.5      (15.8)
Interest and dividends, net of corporate investment income                                                 (152.3)    (158.4)
   Allocation of interest and dividends to finance segment                                                    5.5       42.2
----------------------------------------------------------------------------------------------------------------------------
Pre-tax operating earnings from continuing operations
   before goodwill amortization                                                                             128.5       89.1
Taxes                                                                                                       (47.7)     (33.6)
-----------------------------------------------------------------------------------------------------------------------------
After-tax operating earnings from continuing operations
   before goodwill amortization                                                                              80.8       55.5
Goodwill amortization                                                                                       (26.8)     (24.8)
-----------------------------------------------------------------------------------------------------------------------------
Operating earnings from continuing operations
   applicable to common stock                                                                                54.0       30.7
----------------------------------------------------------------------------------------------------------------------------
Non-operating items, net of tax
   Net realized losses                                                                                      (59.1)     (13.2)
   Venture capital income (loss)                                                                            (17.5)      47.9
   Gain on sale of interest in Riverboat                                                                    122.6        0.0
   Impairment charge related to interest-only securities                                                     (5.0)      (1.6)
   Provision for losses related to loan guarantees                                                            0.0      (14.7)
   Special charges                                                                                           (4.5)       0.0
   Discontinued lines and other non-recurring items                                                         (10.3)      24.1
----------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                                                                       $80.2      $73.2
----------------------------------------------------------------------------------------------------------------------------

Note on forward-looking statements: All statements, trend analyses and other information contained in this release and elsewhere (such as in filings by Conseco with the Securities and Exchange Commission, press releases, presentations by Conseco or its management or oral statements) relative to markets for Conseco's products and trends in Conseco's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect (among other things) Conseco's ability to sell its products, its ability to make loans and access capital resources and the costs associated therewith, the market value of Conseco's investments, the lapse rate and profitability of policies, and the level of defaults and prepayments of loans made by Conseco; (2) Conseco's ability to achieve anticipated synergies and levels of operational efficiencies; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity, usage of health care services and other factors which may affect the profitability of Conseco's insurance products; (5) performance of our investments; (6) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of Conseco's products; (7) increasing competition in the sale of insurance and annuities and in the finance business; (8) regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (9) the outcome of Conseco's efforts to sell assets and reduce, refinance or modify indebtedness and the availability and cost of capital in connection with this process; (10) actions by rating agencies and the effects of past or future actions by these agencies on Conseco's business; and (11) the risk factors or uncertainties listed from time to time in Conseco's filings with the Securities and Exchange Commission.
                                     -more-

                                                                     Conseco (9)
                                                                  April 24, 2001

Conseco, Inc. (NYSE: CNC)                                                                                     Quarter Ended
Financial Highlights                                                                                            March 31:
                                                                                                            ---------------
                                                                                                            2001       2000
-----------------------------------------------------------------------------------------------------------------------------
Earnings per diluted share analysis
Operating earnings per diluted share before goodwill amortization:
   Insurance and fee-based segment operating earnings                                                        $0.35      $0.33
   Finance segment operating earnings                                                                         0.11       0.07
-----------------------------------------------------------------------------------------------------------------------------
       Subtotal                                                                                               0.46       0.40
-----------------------------------------------------------------------------------------------------------------------------
Holding company activities:
   Corporate expenses, less charges to subsidiaries for services provided                                     0.01      (0.03)
   Interest and dividends, net of corporate investment income                                                (0.25)     (0.28)
   Allocation of interest and dividends to finance segment                                                    0.01       0.08
-----------------------------------------------------------------------------------------------------------------------------
Operating earnings per diluted share from continuing operations
   before goodwill amortization                                                                               0.23       0.17
Goodwill amortization                                                                                        (0.07)     (0.07)
------------------------------------------------------------------------------------------------------------------------------
Operating earnings per diluted share from continuing operations
   applicable to common stock                                                                                 0.16       0.10
-----------------------------------------------------------------------------------------------------------------------------
Non-operating items, net of tax
   Net realized losses                                                                                       (0.16)     (0.04)
   Venture capital income (loss)                                                                             (0.05)      0.14
   Gain on sale of interest in Riverboat                                                                      0.33       0.00
   Impairment charge related to interest-only securities                                                     (0.01)      0.00
   Provision for losses related to loan guarantees                                                            0.00      (0.05)
   Special charges                                                                                           (0.01)      0.00
   Discontinued lines and other non-recurring items                                                          (0.03)      0.07
-----------------------------------------------------------------------------------------------------------------------------
Earnings per diluted share                                                                                   $0.23      $0.22
-----------------------------------------------------------------------------------------------------------------------------
Diluted common shares outstanding (in millions)                                                              372.7      357.3
-----------------------------------------------------------------------------------------------------------------------------






















                                     -more-

                                                                    Conseco (10)
                                                                  April 24, 2001


Conseco, Inc.
Consolidated Balance Sheet (in millions)                                                             At             At
                                                                                               March 31, 2001  Dec. 31, 2000
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
Assets
Investments:
   Actively managed fixed maturities at fair value                                                  $22,544.5      $21,755.1
   Interest-only securities at fair value                                                               456.4          432.9
   Equity securities at fair value                                                                      235.4          248.3
   Mortgage loans                                                                                     1,194.5        1,238.6
   Policy loans                                                                                         642.9          647.2
   Venture capital investment in TeleCorp PCS, Inc.                                                     211.5          258.6
   Other invested assets                                                                                295.9          436.9
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Total investments                                                                                    25,581.1       25,017.6
Cash and cash equivalents:
   Held by the parent company                                                                           371.5          294.0
   Held by the parent company for the payment of debt                                                   464.6           81.9
   Held by subsidiaries                                                                                 898.9        1,287.7
Accrued investment income                                                                               480.2          467.1
Finance receivables                                                                                   3,332.8        3,865.0
Finance receivables - securitized                                                                    12,718.9       12,622.8
Cost of policies purchased                                                                            1,847.9        1,954.8
Cost of policies produced                                                                             2,625.5        2,480.5
Reinsurance receivables                                                                                 651.6          669.4
Goodwill, net of accumulated amortization                                                             3,744.7        3,800.8
Income tax assets                                                                                       484.2          647.2
Assets held in separate accounts and investment trust                                                 2,367.5        2,610.1
Cash held in segregated accounts for investors                                                          638.3          551.3
Cash held in segregated accounts related to servicing agreements and
   securitization transactions                                                                          585.1          866.7
Other assets                                                                                          1,666.6        1,372.3
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Total assets                                                                                         58,459.4       58,589.2
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Liabilities and shareholders' equity
Liabilities:
Liabilities for insurance and asset accumulation products:
   Interest-sensitive products                                                                       15,944.5       16,123.2
   Traditional products                                                                               7,968.4        7,875.1
   Claims payable and other policyholder funds                                                        1,006.7        1,026.1
   Liabilities related to separate accounts and investment trust                                      2,367.5        2,610.1
   Liabilities related to certificates of deposit                                                     1,712.3        1,873.3
Investor payables                                                                                       638.3          551.3
Other liabilities                                                                                     1,885.2        1,565.5
Investment borrowings                                                                                   489.8          219.8
Notes payable and commercial paper:
   Direct corporate obligations                                                                       4,925.0        5,055.0
   Direct finance obligations:
      Master repurchase agreements                                                                    1,020.6        1,802.4
      Credit facility collateralized by retained interests in securitizations                           562.5          590.0
      Other borrowings                                                                                  417.1          418.5
   Related to securitized finance receivables stuctured as collateralized borrowings                 12,396.1       12,100.6
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Total liabilities                                                                                    51,334.0       51,810.9
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Company-obligated mandatorily redeemable preferred securities of subsidiary trusts                    1,909.4        2,403.9
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Shareholders' equity:
Preferred stock                                                                                         490.6          486.8
Common stock and additional paid-in capital                                                           3,415.3        2,911.8
Accumulated other comprehensive loss                                                                   (396.9)        (651.0)
Retained earnings                                                                                     1,707.0        1,626.8
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Total shareholders' equity                                                                            5,216.0        4,374.4
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Total liabilities and shareholders' equity                                                          $58,459.4      $58,589.2
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

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


                                                                    Conseco (11)
                                                                  April 24, 2001

Conseco, Inc.                                                                                                Quarter Ended
Consolidated Statement of Operations (millions)                                                                March  31:
                                                                                                           ---------------
                                                                                                           2001       2000
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

Revenues
Insurance policy income                                                                                  $1,029.2   $1,048.7
Net investment income                                                                                       901.5    1,060.9
Gain on sale of finance receivables                                                                           8.9        0.0
Gain on sale of interest in Riverboat                                                                       192.4        0.0
Net investment losses                                                                                      (113.3)     (35.3)
Fee revenue and other income                                                                                117.9      131.6
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Total revenues                                                                                            2,136.6    2,205.9
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Benefits and expenses
Insurance policy benefits                                                                                   875.0    1,067.5
Provision for losses                                                                                        121.4       82.0
Interest expense                                                                                            419.0      257.7
Amortization                                                                                                152.5      198.3
Other operating costs and expenses                                                                          346.9      406.1
Special charges                                                                                              39.6        0.0
Impairment charge                                                                                             7.9        2.5
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Total benefits and expenses                                                                               1,962.3    2,014.1
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Income before income taxes, minority interest
   and extraordinary charge                                                                                 174.3      191.8
Income tax expense                                                                                           58.3       75.4
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Income before minority interest and extraordinary charge                                                    116.0      116.4
Minority interest - distributions on Company-obligated mandatorily
   redeemable preferred securities of subsidiary trusts                                                      32.2       39.0
   -------------------------------------------------------------------------------------------------------------------------
Income before extraordinary charge                                                                           83.8       77.4
Extraordinary gain on extinguishment of debt, net of income taxes                                             0.3        0.0
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Net income                                                                                                   84.1       77.4
Less preferred stock dividends                                                                                3.9        4.2
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Net income applicable to common stock                                                                       $80.2      $73.2
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


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